Exhibit 23.1

Consent of Independent Accountants


We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statement on Form S-3 (No. 33-4325) and Registration Statement on Form S-3 (No. 33-54657) of Coca-Cola Bottling Co. Consolidated of our report dated February 17, 1997 appearing on page 36 of this Form 10-K.


PRICE WATERHOUSE LLP
Charlotte, North Carolina
March 18, 1997
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